EXHIBIT (c)(2)
CONSENT OF DUFF & PHELPS, LLC

Special Committee of the Board of Directors
EUPA International Corporation
89 North San Gabriel Boulevard
Pasadena, California 91107
     We hereby consent to the inclusion of our opinion letter, dated May 11, 2006, to the Special Committee of the Board of Directors of EUPA International Corporation (the “Company”) as Exhibit C to, and the references made to Duff & Phelps, LLC and such opinion under the headings “SUMMARY TERM SHEET,” “SPECIAL FACTORS – BACKGROUND,” “FAIRNESS OF THE TRANSACTION” and “REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS” in, the Amendment No. 1 to Schedule 13E-3 and related Information Statement (SEC File No. 005-79039) to be filed with the Securities and Exchange Commission on August 30, 2006. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Very truly yours,
Duff & Phelps, LLC
July 21, 2006
Los Angeles, California